Exhibit 99.1

Solaris Oilfield Infrastructure Announces First Quarter 2023 Results

First Quarter 2023 Summary Results and Highlights

●	Net income of $11.9 million, or $0.23 per diluted Class A share; Adjusted pro forma net income of $11.0 million, or $0.24 per fully diluted share

●	Adjusted EBITDA of $25.1 million, reflecting a 9% sequential and 60% year-over-year increase

●	Increased deployments of Solaris’ new top fill technology and AutoBlend™ units across multiple basins

●	Raised regular quarterly dividend by 5% to $0.11 per share, which was paid on March 24, 2023 and represented Solaris’ 18th consecutive quarterly dividend

●	Repurchased 1.6 million Class A common stock shares (3.5% of total outstanding shares) during the quarter; approximately $36 million remains available under $50 million share repurchase authorization announced in the first quarter

●	$131 million cumulatively returned to shareholders through dividends and share buybacks since 2018

HOUSTON, May 1, 2023 — (BUSINESS WIRE) — Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) (“Solaris” or the “Company”), today announced first quarter 2023 results, with revenues of $82.7 million, net income of $11.9 million, adjusted pro forma net income of $11.0 million, or $0.24 per fully diluted share and Adjusted EBITDA of $25.1 million.

“Solaris continued to execute on our strategy in the first quarter. We grew earnings sequentially and increased deployments of our new product offerings, including top fill and AutoBlend™ systems,” Solaris’ Chairman and Chief Executive Officer Bill Zartler commented.

“Our field execution and new technology deployments are lowering our customers’ costs and driving well site efficiency. We expect continued adoption of our new technology deployments to offset potential natural gas driven activity softness in the second quarter, which should result in Adjusted EBITDA and earnings that are flat sequentially.

“We also recently outlined an enhanced shareholder capital return program, where at least 50% of free cash flow will be returned to shareholders. We took the first step in executing on this framework through a 5% increase in our quarterly dividend and the authorization of a $50 million share buyback program. During the first quarter we retired 3.5% of our total outstanding shares and we expect to continue executing on our buyback program in the second quarter.”

First Quarter 2023 Financial Review

Solaris reported net income of $11.9 million, or $0.23 per diluted Class A share, for first quarter 2023, compared to fourth quarter 2022 net income of $8.0 million, or $0.15 per diluted Class A share, and first quarter 2022 net income of $5.7 million, or $0.11 per diluted Class A share. Adjusted pro forma net income for first quarter 2023 was $11.0 million, or $0.24 per fully diluted share, compared to fourth quarter 2022 adjusted pro forma net income of $10.2 million, or $0.22 per fully diluted share, and first quarter 2022 adjusted pro forma net income of $4.8 million, or $0.11 per fully diluted share.

Revenues were $82.7 million for first quarter 2023, which were down 2% sequentially and up 45% year over year. First quarter revenue was positively impacted by pricing improvements over fourth quarter, as well as the addition of top fill systems, and offset by a decline in lower margin ancillary trucking services. Adjusted EBITDA for first quarter 2023 was $25.1 million, which was up 9% from fourth quarter 2022 and up 60% from first quarter 2022. The sequential increase in Adjusted EBITDA was driven by pricing improvement and additional top fill systems as noted above, as well as a 23% increase in fully utilized mobile proppant management systems when compared to Adjusted EBITDA for first quarter 2022.

During the first quarter of 2023, an average of 92 mobile proppant management systems were fully utilized, which was in line with average fourth quarter 2022 levels. During the first quarter, 25% of our systems utilized a Solaris top fill system compared to 16% in the fourth quarter of 2022 and 1% in the first quarter of 2022.

Capital Expenditures, Free Cash Flow and Liquidity

Capital expenditures in the first quarter 2023 were approximately $19 million, which is primarily related to manufacturing of top fill systems. Solaris is maintaining its capital expenditure guidance for full year 2023 of $65 million to $75 million, which includes $15 million for maintenance capital. We continue to expect capital expenditures to be weighted towards the first half of 2023.

Free cash flow (defined as net cash provided by operating activities less investment in property, plant and equipment) during first quarter 2023 was negative $2 million, including a seasonally-higher working capital use of $8 million and capital expenditures of $19 million. Distributable cash flow (defined as Adjusted EBITDA less maintenance capital expenditures) was approximately $22 million for the first quarter 2023, which was up approximately 15% sequentially and nearly 60% year over year, and covered quarterly dividend distributions of approximately $5 million.

As of March 31, 2023, the Company had approximately $2 million of cash on the balance sheet. The Company had $26 million in borrowings outstanding on the credit facility. In April 2023, Solaris amended and expanded its credit facility by $25 million, which results in pro forma liquidity of $51 million as of the end of first quarter 2023.

Shareholder Returns

On March 2, 2023, the Company’s Board of Directors approved an enhanced shareholder return program, which included a $50 million share repurchase authorization and a 5% increase in the Company’s cash dividend to $0.11 per share of Class A common stock, which was paid on March 24, 2023 to holders of record as of March 14, 2023. A distribution of $0.11 per unit was also approved for holders of units in Solaris Oilfield Infrastructure, LLC (“Solaris LLC”).

During the first quarter of 2023, the Company repurchased 1.6 million Class A common stock shares, or 3.5% of the Company’s total outstanding shares, for approximately $14 million at an average price of $8.80 per share, leaving approximately $36 million in the Company’s stock repurchase authorization.

Since initiating the dividend in December 2018, the Company has paid 18 consecutive quarterly dividends and repurchased approximately 9% of total outstanding shares. Cumulatively, the Company has returned approximately $131 million in cash to shareholders through dividends and share repurchases since December 2018.

Conference Call

The Company will host a conference call to discuss its first quarter 2023 results on Tuesday, May 2, 2023 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 413-3978. To join the conference call from outside of the United States, participants may dial (412) 317-6594. When instructed, please ask the operator to be joined to the Solaris Oilfield Infrastructure, Inc. call. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website at http://www.solarisoilfield.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (877) 344-7529 within the United States or (412) 317-0088 outside of the United States. The conference call replay access code is 1247631. The replay will also be available in the Investor Relations section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About Non-GAAP Measures

In addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release presents non-GAAP financial measures. Management believes that adjusted net income, adjusted diluted earnings per share and Adjusted EBITDA, provide useful information to investors regarding the Company’s financial condition and results of operations because they reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. Although management believes the aforementioned non-GAAP financial measures are good tools for internal use and the investment community in evaluating Solaris’ overall financial performance, the foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying financial tables.

About Solaris Oilfield Infrastructure, Inc.

Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) provides mobile equipment that drives supply chain and execution efficiencies in the completion of oil and natural gas wells. Solaris’ patented equipment and systems are deployed across oil and natural gas basins in the United States. Additional information is available on our website, www.solarisoilfield.com.

Website Disclosure

We use our website (www.solarisoilfield.com) as a routine channel of distribution of company information, including news releases, analyst presentations, and supplemental financial information, as a means of disclosing material non-public information and for complying with our disclosure obligations under the U.S. Securities and Exchange Commission’s (the “SEC”) Regulation FD. Accordingly, investors should monitor our website in addition to following press releases, SEC filings and public conference calls and webcasts. Additionally, we provide notifications of news or announcements on our investor relations website. Investors and others can receive notifications of new information posted on our investor relations website in real time by signing up for email alerts.

None of the information provided on our website, in our press releases, public conference calls and webcasts, or through social media channels is incorporated by reference into, or deemed to be a part of, this press release or will be incorporated by reference into any report or document we file with the SEC unless we expressly incorporate any such information by reference, and any references to our website are intended to be inactive textual references only.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, but are not limited to, our business strategy, our industry, our future profitability, the various risks and uncertainties associated with the extraordinary market environment and impacts resulting from the volatility in global oil markets and the COVID-19 pandemic, expected capital expenditures and the impact of such expenditures on performance, management changes, current and potential future long-term contracts and our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to the factors discussed or referenced in our filings made from time to time with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,		December 31
	2023	2022	2022

Revenue	77,828	51,836	77,658
Revenue - related parties	4,894	5,079	6,396
Total revenue	82,722	56,915	84,054

Operating costs and expenses:
Cost of services (excluding depreciation and amortization)	53,223	37,671	56,696
Depreciation and amortization	8,417	6,929	8,657
Selling, general and administrative	6,538	5,211	5,873
Other operating (income) expense (1)	(338)	(309)	2,746
Total operating costs and expenses	67,840	49,502	73,972
Operating income	14,882	7,413	10,082
Interest expense, net	(459)	(79)	(181)
Total other expense	(459)	(79)	(181)
Income before income tax expense	14,423	7,334	9,901
Provision for income taxes	2,486	1,612	1,913
Net income	11,937	5,722	7,988
Less: net income related to non-controlling interests	(4,368)	(2,220)	(3,192)
Net income attributable to Solaris	$7,569	$3,502	$4,796

Earnings per share of Class A common stock - basic	$0.23	$0.11	$0.15
Earnings per share of Class A common stock - diluted	$0.23	$0.11	$0.15

Basic weighted average shares of Class A common stock outstanding	31,214	31,239	31,640
Diluted weighted average shares of Class A common stock outstanding	31,214	31,239	31,640

1)	Other (income) expense includes accrued excise tax on share repurchases, the sale or disposal of assets, insurance gains, credit losses or recoveries, severance costs, and other settlements.

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	March 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$2,175	$8,835
Accounts receivable, net of allowances for credit losses of $355 and $385, respectively	68,124	64,543
Accounts receivable - related party	3,840	4,925
Prepaid expenses and other current assets	4,245	5,151
Inventories	7,621	5,289
Total current assets	86,005	88,743
Property, plant and equipment, net	313,299	298,160
Non-current inventories	1,730	1,569
Operating lease right-of-use assets	3,850	4,033
Goodwill	13,004	13,004
Intangible assets, net	1,247	1,429
Deferred tax assets	53,624	55,370
Other assets	239	268
Total assets	$472,998	$462,576
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$29,817	$25,934
Accrued liabilities	22,370	25,252
Current portion of payables related to Tax Receivable Agreement	—	1,092
Current portion of operating lease liabilities	923	917
Current portion of finance lease liabilities	2,191	1,924
Other current liabilities	—	790
Total current liabilities	55,301	55,909
Operating lease liabilities, net of current	6,034	6,212
Borrowings under the credit agreement	26,000	8,000
Finance lease liabilities, net of current	3,359	3,429
Payables related to Tax Receivable Agreement	71,530	71,530
Other long-term liabilities	364	367
Total liabilities	162,588	145,447
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.01 par value, 600,000 shares authorized, 30,399 shares issued and outstanding as of March 31, 2023 and 31,641 shares issued and outstanding as of December 31, 2022	304	317
Class B common stock, $0.00 par value, 180,000 shares authorized, 13,674 shares issued and outstanding as of March 31, 2023 and 13,674 issued and outstanding as of December 31, 2022	—	—
Additional paid-in capital	194,463	202,551
Retained earnings	13,081	12,847
Total stockholders' equity attributable to Solaris and members' equity	207,848	215,715
Non-controlling interest	102,562	101,414
Total stockholders' equity	310,410	317,129
Total liabilities and stockholders' equity	$472,998	$462,576

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income	$11,937	$5,722
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,417	6,929
(Gain) loss on disposal of asset	(22)	107
Stock-based compensation	1,980	1,593
Amortization of debt issuance costs	31	40
Deferred income tax expense	2,329	1,455
Other	10	(1)
Changes in assets and liabilities:
Accounts receivable	(3,581)	(11,321)
Accounts receivable - related party	1,086	(1,216)
Prepaid expenses and other assets	905	1,717
Inventories	(4,071)	(1,152)
Accounts payable	2,042	5,040
Accrued liabilities	(3,122)	(2,644)
Payments pursuant to tax receivable agreement	(1,092)	—
Net cash provided by operating activities	16,849	6,269
Cash flows from investing activities:
Investment in property, plant and equipment	(18,949)	(11,776)
Cash received from insurance proceeds	—	231
Proceeds from disposal of assets	123	38
Net cash used in investing activities	(18,826)	(11,507)
Cash flows from financing activities:
Share repurchases	(14,427)	—
Distribution to unitholders (includes distribution of $1.5 million at $0.11/unit and $1.4 million at $0.105/unit, respectively)	(1,985)	(1,446)
Dividend paid to Class A common stock shareholders	(3,656)	(3,441)
Borrowings under the credit agreement	18,000	—
Payments under finance leases	(738)	(8)
Payments under insurance premium financing	(541)	(246)
Payments for shares withheld for taxes from RSU vesting and cancelled	(1,336)	(990)
Net cash used in financing activities	(4,683)	(6,131)
Net decrease in cash and cash equivalents	(6,660)	(11,369)
Cash and cash equivalents at beginning of period	8,835	36,497
Cash and cash equivalents at end of period	$2,175	$25,128
Non-cash activities
Investing:
Capitalized depreciation in property, plant and equipment	129	146
Capitalized stock based compensation	174	115
Property and equipment additions incurred but not paid at period-end	5,015	2,827
Property, plant and equipment additions transferred from inventory	1,578	575
Additions to fixed assets through finance leases	933	—
Cash paid for:
Interest	335	37
Income taxes	1	22

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

RECONCILIATION AND CALCULATION OF NON-GAAP FINANCIAL AND OPERATIONAL MEASURES

(In thousands)

(Unaudited)

EBITDA AND ADJUSTED EBITDA

We view EBITDA and Adjusted EBITDA as important indicators of performance. We define EBITDA as net income, plus (i) depreciation and amortization expense, (ii) interest expense and (iii) income tax expense, including franchise taxes. We define Adjusted EBITDA as EBITDA plus (i) stock-based compensation expense and (ii) certain non-cash items and extraordinary, unusual or non-recurring gains, losses or expenses.

We believe that our presentation of EBITDA and Adjusted EBITDA provides useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three Months Ended
	March 31,		December 31,
	2023	2022	2022

Net income	$11,937	$5,722	$7,988
Depreciation and amortization	8,417	6,929	8,657
Interest expense, net	459	79	181
Income taxes (1)	2,486	1,612	1,913
EBITDA	$23,299	$14,342	$18,739
Stock-based compensation expense (2)	1,980	1,593	1,427
(Gain) loss on disposal of assets	(361)	5	2,739
Other (3)	200	(200)	139
Adjusted EBITDA	$25,118	$15,740	$23,044

1)	Federal and state income taxes.
2)	Represents stock-based compensation expense related to restricted stock awards.
3)	Other includes accrued excise tax on share repurchases, gains on insurance claims, credit losses or recoveries and other settlements.

ADJUSTED PRO FORMA NET INCOME AND ADJUSTED PRO FORMA EARNINGS PER FULLY DILUTED SHARE

Adjusted pro forma net income represents net income attributable to Solaris assuming the full exchange of all outstanding membership interests in Solaris LLC not held by Solaris Oilfield Infrastructure, Inc. for shares of Class A common stock, adjusted for certain non-recurring items that the Company doesn't believe directly reflect its core operations and may not be indicative of ongoing business operations. Adjusted pro forma earnings per fully diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding units of Solaris LLC (“Solaris LLC Units”), after giving effect to the dilutive effect of outstanding equity-based awards.

When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding Solaris LLC Units, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income attributable to Solaris as a result of increases in its ownership of Solaris LLC, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.

Adjusted pro forma net income and adjusted pro forma earnings per fully diluted share are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income and adjusted pro forma earnings per fully diluted share should not be considered alternatives to net income and earnings per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income attributable to Solaris. Adjusted pro forma net income and adjusted pro forma earnings per fully diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income to net income attributable to Solaris, the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully diluted share are set forth below.

	Three Months Ended
	March 31,		December 31,
	2023	2022	2022
Numerator:
Net income attributable to Solaris	$7,569	$3,502	$4,796
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests (1)	4,368	2,220	3,192
(Gain) loss on disposal of assets	(361)	5	2,739
Other (2)	200	(200)	139
Incremental income tax expense	(779)	(703)	(671)
Adjusted pro forma net income	$10,997	$4,824	$10,195
Denominator:
Weighted average shares of Class A common stock outstanding	31,214	31,239	31,640
Adjustments:
Assumed exchange of Solaris LLC units for shares of Class A common stock (1)	15,224	14,769	14,968
Adjusted pro forma fully weighted average shares of Class A common stock outstanding - diluted	46,438	46,008	46,608
Adjusted pro forma earnings per share - diluted	$0.24	$0.11	$0.22

(1)	Assumes the exchange of all outstanding Solaris LLC Units for shares of Class A common stock at the beginning of the relevant reporting period, resulting in the elimination of the non-controlling interest and recognition of the net income attributable to non-controlling interests.
(2)	Other includes accrued excise tax on share repurchases, gains on insurance claims, credit losses or recoveries and other settlements.

Contacts:

Yvonne Fletcher

Senior Vice President, Finance and Investor Relations

(281) 501-3070

IR@solarisoilfield.com